EXHIBIT 10.1

PAYOUT AGREEMENT

This Agreement is made 3rd day of April, 2022

CANARY RX INC.

AND

9258159 CANADA INC.

AND

2755757 ONTARIO INC.

WHEREAS:

A.	9258159 Canada Inc. ( “Thrive”), Canary RX Inc. (“Canary”), and 2755757 Ontario Inc. (“JVCo”) entered into a Joint Venture Operations Agreement (the "JVOA") and Unanimous Shareholders Agreement (the "USA" and, together with the JVOA, the “JV Agreements”), each dated May 14th, 2020 in addition to other various ancillary agreements which include, inter alia, a Start Up Hard Cost Loan Agreement, General Security Agreement, Guarantee and Share Pledge (the “Loan Documents"), under which Canary and Thrive jointly own the JVCo for the purpose of providing operational and management services to Canary at its licensed cannabis production facility.

B.	All capitalized terms shall have the meanings ascribed to them in the JV Agreements and Loan Agreements unless otherwise defined herein.

C.	Terrafarma Inc. ("Terrafarma"), the parent company of Thrive, has entered into an amalgamation agreement with Aurora Cannabis Inc. (“Aurora”) and ______________________, a subsidiary of Aurora, pursuant to which the amalgamated corporation shall continue as ___________________ and the existing shareholders of Terrafarma will exchange their common shares in Terrafarma for the common shares of Aurora.

D.	Canary, Thrive, and JVCo acknowledge, confirm, and agree to the amount of Thrive’s indebtedness due to Canary, under the JV Agreements and the Loan Documents on account of one-half of the Start-Up Hard Costs, as of the date hereof, and Excess Costs and Recoverable Expenses, as of March 31st, 2022, (the “Outstanding JV Obligations”), as well as the amount of Thrive’s indebtedness to JVCo, as at the date hereof, on account of JVCo’s invoiced supply and the delivery of cannabis product to Thrive (the “Outstanding Product Obligations”), pursuant to this Agreement.

E.	Canary, Thrive and JVCo further acknowledge, confirm, and agree that the total amounts, owing by Thrive to payoff and discharge, in full, all Outstanding JV Obligations, as at the date hereof, is $2,043,082.74, which includes $5,000.00 on account of Canary’s legal costs with the balance broken down as follows

(i)	Start-Up Hard Costs (as defined in the USA)

Principal on Loan	$600,000.00
Interest on Loan	$321,581.48

TOTAL	$921,581.48

(ii)	Excess Costs and Recoverable Expenses (as defined in the USA) – As of March 31st, 2022

Principal	$690,818.10
Interest	$430,683.16

TOTAL	$1,121,501.26

F.	Canary, Thrive, and JVco further acknowledge, confirm, and agree that the principal amount owing by Thrive to pay off and discharge in full all Outstanding Product Obligations is $670,411.18.

G.	Canary, Thrive, and JVco further acknowledge, confirm, and agree that the principal and interest amount owing by Thrive with respect to the Excess Costs and Recoverable Expenses from April 1st, 2022 to the date hereof is $82,400.10 (the “Excess Costs and Recoverable Expenses Payable).

H.	Canary, Thrive, and JVco covenant and agree that the Thrive shall pay out in full the Outstanding JV Obligations and Outstanding Product Obligations pursuant to the terms and provisions of this Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge and agreed, the Parties agree as follows:

1.	The Recitals are true and complete in all material respects and form integral terms and provisions of this Agreement.

2.	Thrive shall pay to Canary all amounts set out in Recital E by May 4th, 2022, without further reconciliation, support, or challenge whatsoever, and without any deduction, set off, or abatement whatsoever, whereupon: (i) the amount owing under the Start Up Hard Cost Loan shall be reduced accordingly, all amounts owing by Thrive under the Start Up Hard Cost Loan shall thereby be satisfied, in full, and amounts owing by Thrive and JVCo to Canary with respect to the Excess Costs and Recoverable Expenses, as at March 31, 2022, shall be reduced accordingly, (ii) Canary and JVCo does hereby release Thrive from all Outstanding JV Obligations, as set out in Recital and quantified in Recital E, as well as all further obligations under the Start-Up Hard Costs Loan Agreement, the Guarantee and the Pledge Agreement and, provided all amounts set out in Recital E are paid by May 4, 2022, Thrive may rely upon this Agreement as a full estoppel with respect to any proceeding arising from an allegation of default by Thrive under the Start-Up Hard Costs Loan Agreement, the Guarantee and the Pledge Agreement, (iii) Thrive does hereby release Canary and JVCo from the Start-Up Hard Costs Loan Agreement, the Guarantee, and the Pledge Agreement, as well as all amounts and security which may be owing to or received by Thrive by and from Canary and/or JVCO on account thereof and/or by virtue of Thrive’s payments to Canary pursuant to this Agreement, and (iv) Canary will execute and deliver all documents and instruments necessary or required, and take all other actions necessary or required, to evidence or record such releases and terminations (and Canary authorizes Thrive, Osler, Hoskin & Harcourt LLP, McMillan LLP or any person or entity that Thrive may direct, to file the PPSA financing statement amendments and other discharge documents discharging and terminating the PPSA financing statements described in Exhibit A attached hereto and any other filings in the applicable registries).

3.	Provided the amounts listed Sections 2 are paid in full by May 4, 2022, the Parties hereby agree that each Thrive and Canary are in good standing under the JV Agreements and shall continue to operate the joint venture in the ordinary course in accordance with the terms and conditions of the JV Agreements.

4.	In the event that all amounts listed in Section 2 , hereof are not paid in full by May 4, 2022, then the provisions of Exhibit “B” shall apply.

5.	Thrive shall also pay JVco and Canary the Outstanding Product Obligation and the Excess Cost and Recoverable Expenses Payable, respectively, without further reconciliation, support, or challenge whatsoever, and without any deduction, set off, or abatement whatsoever, as soon as reasonably possible after May 4, 2022 in the ordinary course of business.

6.	This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.	This is the entire agreement and to the extent it conflicts with the JV Agreements and/or the Loan Agreements, this Agreement shall prevail.

8.	This Agreement may not be amended or any provision hereof waived or modified except in writing signed by each of the parties hereto. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

9.	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement .

Accepted and agreed to as of the date first written above.

9258159 CANADA INC.

By:	/s/ Geoffrey Hoover
Name: Geoffrey Hoover
Title: Chief Executive Officer

CANARY RX INC.

By:	/s Anthony Zarcone
Name:Tony Zarcone
Title: President

2755757 ONTARIO INC.
By:	/s/Tony Zarcone
Name: Tony Zarcone
Title: President

EXHIBIT A

RELEASES

PPSA FILING CHART

DEBTOR	JURISDICTION	FILING NO.	FILING DATE	SECURED PARTY
9258159 Canada Inc.	Ontario	762023637	2020-05-21	Canary Rx Inc.

Exhibit “B”

1.	Should all amounts set out in Sections 2 of the Agreement to which this Exhibit is attached not be paid by May 4, 2022 in full, then Parties confirm that the following shall occur:

(a)	Such amounts plus all existing and further advances made by Canary to JVCo on behalf of Thrive and interest (at a rate presently charged) (collectively, the “Outstanding Amounts”) shall be secured by the registration of a general security agreement, in favour of Canary, against all of the current and future assets of Thrive and Terrafarma Inc. (“Terrafarma”) (the form and content of which shall be satisfactory to Canary, acting reasonably);

(b)	Canary shall have the right to unilaterally nominate the 5th JVCo board member, until such time as Thrive has repaid the Outstanding Amounts, in full, at which time the 5th board member shall be appointed as is otherwise provided for in the USA;

(c)	Thrive shall grant Canary a non-exclusive irrevocable license to commercialize five (5) premium cannabis genetics to be mutually determined, acting reasonably, in perpetuity which shall not be subject to any royalty payments;

(d)	Thrive’s shareholder Interest and entitlement to distributions pursuant to the USA shall be reduced by a factor of ½ without: (i) compensation to Thrive; (ii) satisfaction, reduction or diminishment of the Outstanding Obligations; or (iii) reduction of Thrive’s present liability for ½ of all Excess Costs including Recoverable Expenses);

(e)	All Excess Costs (including Recoverable Expenses) required by JVCo shall be advanced by Thrive up to the Outstanding Amounts, and thereafter equally by each of Canary and Thrive;

(f)	Notwithstanding the terms and provisions of Section 1(d) and (e) hereof, if by June 30, 2022:

(i)	Thrive has fully paid the Outstanding Amounts and is not in default of any of its obligations and covenants pursuant to this Schedule and/or the JV Agreements, then Thrive’s shareholder Interest and entitlement to distributions pursuant to the USA shall revert to such shareholder Interest and entitlements as had existed prior to the execution of this Schedule; and

(ii)	Thrive has not fully paid the Outstanding Amounts and/or is default of any of its obligations and covenants pursuant to this Schedule and/or the JV Agreements, then for each additional $100,000.00 of Excess Costs required by JVCo and advanced by Canary on behalf of Thrive, such advance shall be added to the Outstanding Amounts and subject to Interest thereon, and shall also result in a further reduction of Thrive’s shareholder Interest and entitlement to distribution pursuant to the USA by a factor of 1/5 without: (i) compensation to Thrive; (ii) satisfaction, reduction or diminishment of the Outstanding Obligations; or (iii) reduction of Thrive’s present liability for ½ of all Excess Costs including Recoverable Expenses), provided that:

1.	For clarity, in the event that, for example, on July 1, 2022, Canary has advanced to JVCo, on behalf of Thrive, the amount of $100,000 of Excess Costs, then Thrive’s remaining shareholder Interest shall be reduced to 20% and Thrive’s entitlement to distribution pursuant to the USA shall also reduce accordingly;

2.	If, at any time during the period commencing on July 1, 2022 and ending upon the earlier of the termination of the JVOA or 1 year prior to the expiration of the Term thereof, provided Thrive is not in default of any of its obligations and covenants pursuant to this Schedule and/or the JV Agreements, Thrive may, subject to the prior written consent of CL Investors Inc., pay to Canary the Outstanding Amount plus an additional amount 10% thereof, and from and after such payment, Thrive’s shareholder Interest and entitlement to distributions pursuant to the USA shall then revert and be equivalent to such shareholder Interest and entitlements as had existed prior to the execution of this Schedule (provided that, for clarity, all profits and entitlements prior to such reversion shall remain with Canary).

2.	Any terms not defined within this Schedule shall have the meaning ascribed to them in the JV Agreements.

3.	All other terms and provisions of the JV Agreements and Loan Documents shall apply, mutatis mutandis, to this Schedule, to the extent such provisions do not conflict with specific provisions contained herein.

9258159 CANADA INC., for itself and as duly authorized agent for TERRAFARMA INC.		Canary rx inc.

By:	/s/ Geoffrey Hoover	By:	/s/ Tony Zarcone
	Name: Geoffrey Hoover Title: Chief Executive Officer		Name: Tony Zarcone Title: President
	I have authority to bind the Corporation		I have authority to bind the Corporation